EXHIBIT 7

AGREEMENT

This Agreement (this “Agreement”) is made pursuant to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of June 16, 2004, by and among Artemis International Solutions Corporation, a Delaware corporation (the “Company”), and the investors listed on the Schedule of Buyers attached thereto (individually, a “Buyer” and collectively, the “Buyers”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Stock Purchase Agreement.

WHEREAS, the Buyers, on the one hand, and Proha, OY, on the other hand, acknowledge and agree that neither side is trying to usurp the rights that the other side might otherwise hold including, without limitation, the existing right of Proha to designate five members of the Company’s board of directors (the “Designation Right”); and

WHEREAS, the parties hereto acknowledge and agree that the Company’s compliance with the rules and regulations pertaining to the composition and independence of boards of directors and certain committees of board of directors promulgated by the NASDAQ Stock Market in connection with the Sarbanes-Oxley Act of 2002, is a just goal in attaining proper corporate governance, as reflected by Section 4(t) of the Securities Purchase Agreement (“Section 4(t)”); and

WHEREAS, pursuant to Section 4(t), the Company has agreed to the creation of a Nominating Committee which shall consist of three directors, one of whom shall be nominated by Proha, one of whom shall be nominated by the holders of the preferred stock, and the third of whom shall be nominated by mutual agreement of the first two. The Nominating Committee shall initially consist of Olle Odman, nominated by Proha Plc, Joe Liemandt, nominated by a majority of the preferred stockholders, and a third individual mutually acceptable to Messrs. Odman and Liemandt. Proha PLC shall retain the right to nominate a replacement for Mr. Odman, and a majority of the preferred stockholders shall retain the right to nominate a replacement for Mr. Liemandt, should either individual no longer be able to serve on said Committee, and provided that any such replacement must meet the standards of independence as set forth by the NASDAQ Stock Market; and

WHEREAS, the parties hereto acknowledge and agree that each respective party intends during the term hereof to accept candidates nominated by the Nominating Committee to serve as independent directors on the Company’s board of directors in accordance with proper corporate governance and pursuant to Section 4(t) and subject always to the Designation Right;

NOW THEREFORE, the parties hereby agree, as reflected by the mutual signatures below, that subject to the Designation Right and for the period commencing on the date of closing under the Securities Purchase Agreement and ending 24 months thereafter, the Nominating Committee shall be exclusive process by which the directors are nominated for election to the board of directors of the Company and that each respective party and each party that is controlled by such party shall either, directly or indirectly, (i) vote in favor of or (ii) not oppose, a candidate so nominated by the Board of Directors through its Nominating Committee consistent with the above and Section 4(t) as described hereto; provided, however, that in the event of a breach of this Agreement by either party, the non-breaching party shall (i) have no further obligation to be bound by the terms of this Agreement and suffer no liability therefrom, and (ii) be able to pursue any remedy available to it whether at law, equity or otherwise, against the breaching party.

Dated: June 16, 2004

PROHA PLC

By:	/s/ Pekka Pere
Name: Title:	Pekka Pere CEO

Acknowledged and Agreed:

BUYERS: EMANCIPATION CAPITAL LP

By:
EMANCIPATION CAPITAL, LLC, its general partner

By:	/s/ Charles Frumberg
Name: Charles Frumberg, Title: Managing Member

BUYERS: SAMUELSON INVESTMENT, INC.

By:	/s/ Joseph A. Liemandt
Name: Joseph A. Liemandt Title: President and Chief Executive Officer

BUYERS: POTOMAC CAPITAL PARTNERS, LP

By:	/s/ Paul J. Solit
Name: Paul J. Solit Title: Managing Member of the General Partner

POTOMAC CAPITAL INTERNATIONAL LTD.

By:	/s/ Paul J. Solit
Name: Paul J. Solit Title: President of Investment Manager

PLEIADES INVESTMENT PARTNERS R, LP

By:	/s/ Paul J. Solit
Name: Paul J. Solit Title: President of Investment Manager

BUYERS:

/s/ Philip Hempleman
Philip Hempleman

BUYERS: PORRIDGE, LLC

By:	/s/ Arthur J. Samberg
Name: Arthur J. Samberg Title: Managing Member